EXHIBIT 10

HUTCHINSON TECHNOLOGY INCORPORATED

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT is made as of    , 200   , between Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), and    (the “Director”).

Recitals

A. The Board of Directors of the Company (the “Board”) has approved a restricted stock program for non-employee directors whereby said directors may irrevocably elect to receive, in lieu of cash payments, all or any portion of the annual retainer fee of $   (the “Annual Retainer”) paid to each non-employee director in the form of restricted stock. *[In addition, non-employee directors may elect to receive, in lieu of cash payments, all or any portion of the fees related to service on committees of the Board (the “Committee Retainer”), other than individual meeting attendance fees, in the form of restricted stock.]

B. The Hutchinson Technology Incorporated 1996 Incentive Plan (the “Plan”) permits the Company to make certain awards to non-employee directors, including awards of Shares, as defined in the Plan.

C. The Director has made an election, dated as of December 31, 200   , *[(i)] to receive    %, or $   , of the Annual Retainer for the six-month period commencing *[on the date of / six months after the date of] the Company’s Annual Meeting of Shareholders in the year first above written (at which meeting the Director was elected to the Board), *[and (ii) to receive    %, or $   , of the Committee Retainer for the year commencing as of the date of the Company’s Annual Meeting of Shareholders in the year first above written] in the form of restricted stock, provided that said Director remains a member of the Board and committee on the dates such Annual Retainer *[and Committee Retainer] become*[s] payable, and the Company has determined to make an award of restricted stock to the Director under the Plan, such award to be governed by the terms of the Plan and this Agreement.

Terms and Conditions

NOW, THEREFORE, the Company and the Director mutually agree as follows:

1. Grant of Restricted Stock.

(a) Subject to the terms and conditions of the Plan and of this Agreement (and subject to execution of this Agreement by the Director), the Company hereby grants to the Director     Shares, which number of Shares (rounded down to the nearest whole share) is equal to (i) 1.25 times the dollar amount of the portion of the Annual Retainer *[and Committee Retainer] payable as of the date hereof and as to which an election by the Director has been made, divided by (ii) the fair market value of a Share. Such Shares are subject to the restrictions provided for herein and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.” For purposes of this Agreement, “fair market value” of a Restricted Share shall be defined as the closing sale price of a share of the Company’s common stock on the date immediately preceding the date of issuance of the Restricted Share or, if no sale of the Company’s common stock shall have occurred on that date, on the next preceding day on which a sale of the Company’s common stock occurred, on the Nasdaq National Market.

(b) Each Restricted Share shall be evidenced by a duly issued stock certificate (which may represent more than one Restricted Share) registered in the name of the Director. The Director shall have all rights of a shareholder of the Company with respect to each Restricted Share (including voting rights and the right to receive dividends and other distributions), except that all restrictions provided for in this Agreement shall apply to each Restricted Share and to any other securities distributed with respect to such Restricted Share. Each Restricted Share shall remain restricted and subject to forfeiture by the Director to the Company unless and until such Restricted Share has vested in the Director in accordance with all terms and conditions of this Agreement. Each stock certificate evidencing any Restricted Share shall contain such legends and stock transfer instructions or limitations as may be determined or authorized by the Board, in its sole discretion, or the Chief Executive Officer of the Company, in his sole discretion; and the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Director tender to the Company a stock power duly executed in blank relating thereto.

2. Normal Vesting. Notwithstanding paragraph 4 of this Agreement, the Restricted Shares that have not previously been forfeited shall vest immediately upon the first to occur of the following events:

(a) Death of the Director;

(b)	Disability of the Director preventing continued service as a member of the Board;

(c)	Retirement of the Director from the Board in accordance with the policy on retirement of directors then in effect;

(d)	Termination of service as a member of the Board with the consent of a majority of the other members of the Board;

(e)	Termination of service as a member of the Board resulting from not being nominated for re-election or not being elected as a director of the Company; or

(f) A Change in Control as defined in paragraph 12 of the Plan.

3. Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, all restrictions on such Restricted Shares will lapse, and the Company will, subject to the provisions of the Plan, issue to the Director a certificate evidencing the Restricted Shares that is free of any transfer or other restrictions arising under this Agreement.

4. Forfeiture and Transfer Restrictions.

(a) Upon the occurrence of a “Forfeiture Event” (as defined below), Restricted Shares that are not vested pursuant to paragraph 2 of this Agreement shall be forfeited by the Director to the Company. The Director shall thereafter have no right, title or interest whatever in such Restricted Shares, and the Director shall immediately return to the Company any and all certificates representing Restricted Shares so forfeited, duly endorsed in blank or accompanied by a stock power duly endorsed in blank. A “Forfeiture Event” shall be defined as any of the following events:

(i)	the Director ceases to serve as a member of the Board other than in the circumstances described in paragraph 2; or

(ii)	the Director attempts to transfer or otherwise dispose of any of the Restricted Shares.

(b) Until the Restricted Shares have become vested under paragraph 2 hereof, the Director shall not transfer such Restricted Shares, and such Restricted Shares shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares contrary to the provisions hereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void.

5. Miscellaneous. This Agreement is entered into pursuant to the Plan and is subject to all of the terms and conditions contained in the Plan, a copy of which previously has been delivered to the Director. This Agreement shall be binding in all respects on the Director’s heirs, representatives, successors and assigns. This Agreement shall be binding upon and inure to the benefit of any successor of the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. This Agreement contains all terms and conditions with respect to the subject matter hereof, and no amendment, modification or other change hereto shall be of any force or effect unless and until set forth in a writing executed by the Director and the Company.

IN WITNESS WHEREOF, the Director has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

*[Name], Director

HUTCHINSON TECHNOLOGY INCORPORATED

By:
Name:

Title: